Exhibit 10.2

CIGNA EXECUTIVE SEVERANCE BENEFITS PLAN
(Amended and Restated Effective July 22, 2008)

ARTICLE 1
Definitions

The following are defined terms wherever they appear in this Plan.

1.1	“Additional Payment” – the benefit described in Section 3.5 of the Plan.

1.2	“Affiliate” – the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

1.3	“Basic Severance Pay” – the severance pay described in Section 3.2 of the Plan.

1.4	“Beneficial Owner” and “Beneficially Owned” – the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

1.5	“Board” – the Board of Directors of CIGNA Corporation or a successor.

1.6	“CIGNA” – CIGNA Corporation, a Delaware corporation, its subsidiaries, successors and predecessors.

1.7	“Change of Control” – any of the following:

(a)
A corporation, person or group acting in concert, as described in Exchange Act Section 14(d)(2), holds or acquires beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act of a number of preferred or common shares of CIGNA Corporation having 25% or more of the combined voting power of CIGNA Corporation’s then outstanding securities; or

(b)	There is consummated a merger or consolidation of CIGNA Corporation or any direct or indirect subsidiary of CIGNA Corporation with any other corporation, other than:

(i)
a merger or consolidation immediately following which the individuals who constituted the Board immediately prior thereto constitute at least a majority of the board of directors of the entity surviving such merger or consolidation or the ultimate parent thereof, or

(ii)
a merger or consolidation effected to implement a recapitalization of CIGNA Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of CIGNA Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from CIGNA Corporation or its Affiliates) representing 25% or more of the combined voting power of CIGNA Corporation’s then outstanding securities;

(c)
A change occurs in the composition of the Board at any time during any consecutive 24-month period such that the Continuity Directors cease for any reason to constitute a majority of the Board.  For purposes of the preceding sentence “Continuity Directors” shall mean those members of the Board who either: (1) were directors at the beginning of such consecutive 24-month period; or (2) were elected by, or on nomination or recommendation of, at least a majority of the Board (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of CIGNA Corporation); or

(d)
The shareholders of CIGNA Corporation approve a plan of complete liquidation or dissolution of CIGNA Corporation or there is consummated an agreement for the sale or disposition by CIGNA Corporation of all or substantially all of CIGNA Corporation’s assets, other than a sale or disposition by CIGNA Corporation of all or substantially all of CIGNA Corporation’s assets immediately following which the individuals who constituted the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of CIGNA Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of CIGNA Corporation immediately following such transaction or series of transactions.

1.8	“Code” – the Internal Revenue Code of 1986, as amended.

1.9	“Committee” – the People Resources Committee of the Board, or a successor committee.

1.10	“Covered Executive” – any person employed by CIGNA in a role in Career Band 6 or 7 on, or at any time within two years after, the date a Change of Control occurs.

1.11
"Covered Senior Executive" – a Covered Executive who is also an “executive officer” as defined in Rule 3b-7 promulgated under the Exchange Act on, or at any time within two years after, the date a Change of Control occurs.

1.12	“Excess Parachute Payments” – the amount defined in Code Section 280G.

1.13	“Exchange Act” – the Securities Exchange Act of 1934, as amended.

1.14	“Excise Tax” – any excise tax under Code Section 4999 for any Excess Parachute Payments and any similar tax.

1.15	“Parachute Payments” – any payments defined in Code Section 280G(b)(2).

1.16	“Participant” – an employee of CIGNA who meets the eligibility requirements in Article 2.

1.17	“Payment Cap” – the maximum amount of Severance Payments a Separated Participant would be entitled to receive without being subject to the excise tax imposed by Section 4999 of the Code.

1.18
"Person" – the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (a) CIGNA Corporation or any of its Subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of CIGNA Corporation or any of its Affiliates, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by the stockholders of CIGNA Corporation in substantially the same proportions as their ownership of stock of CIGNA Corporation.

1.19	“Plan” – the CIGNA Executive Severance Benefits Plan (Amended and Restated Effective July 22, 2008), as it may be amended from time to time.

1.20	“Separated Participant” – a Participant who has had a Separation upon a Change of Control.

1.21	“Separation Date” – the date of a Participant’s Separation from Service.

1.22	“Separation for Cause” – a Separation from Service initiated by CIGNA on account of the conviction of an employee of a felony involving fraud or dishonesty directed against the Company.

1.23
“Separation from Service” – a Participant’s death, retirement or other termination of employment, from the Participant’s employer or service recipient within the meaning of Treasury Regulation Section 1.409A-1(h). For this purpose, the level of reasonably anticipated, permanently reduced, bona fide services that will be treated as a Separation from Service is 30%.  Generally, a Participant’s Separation from Service occurs when the Participant’s level of services to CIGNA Corporation and its affiliates is reduced by 70% or more.

1.24
“Separation upon a Change of Control” – a Separation from Service within two (2) years following a Change of Control (a) initiated by CIGNA or a successor, other than a Separation for Cause, or (b) initiated by the Participant after determining in the Participant's reasonable judgment that there has been a material reduction in the Participant's authority, duties or responsibilities, any reduction in the Participant's compensation, or any changes caused by CIGNA or successor in the Participant's principle office location of more than thirty-five (35) miles from its location on the date of the Change of Control.  Participant shall have notified the Executive Vice President – Human Resources and Services or the Chief Executive Officer in writing that he has experienced such a reduction or change, and shall describe the event that he believes constitutes such a reduction or change.  The written notice and explanation must be delivered within 30 calendar days after such reduction or change and at least 30 days before separation.  CIGNA shall have 30 days following receipt of the written notification to remedy the conditions causing the event before Participant may have a Separation upon a Change of Control under Section 1.24(b).

1.25
“Severance Payment” – any payment, distribution or economic benefit to or for the benefit of a Separated Participant payable under the Plan or otherwise in connection with a Change of Control or Participant’s Separation upon a Change of Control, regardless of the plan or arrangement under which the payments are made.  The term shall include, but not be limited to, Basic Severance Pay and Supplemental Severance Pay under this Plan and any economic benefit received by the Separated Participant because of the acceleration of any rights under the CIGNA Long-Term Incentive Plan, or any predecessor or similar plan, regarding stock options, restricted stock grants, stock appreciation rights and dividend equivalent rights.

1.26	“Supplemental Severance Pay” – the severance pay described in Section 3.3 of the Plan.

1.27
“Subsidiary” – a corporation (or a partnership, joint venture or other unincorporated entity) of which more than 50% of the combined voting power of all classes of stock entitled to vote (or more than 50% of the capital, equity or profits interest) is owned directly or indirectly by CIGNA Corporation; provided that such corporation (or other entity) is included in CIGNA Corporation’s consolidated financial statements under generally accepted accounting principles.

ARTICLE 2
Eligibility

2.1
Covered Executives.  Subject to the limits in Section 2.2, any person who is a Covered Executive on the date immediately preceding his or her Separation Date shall be eligible for benefits under this Plan.  Any person who is a Covered Executive on the date of a Change of Control shall remain a Covered Executive for the two-year period beginning on the date of the Change of Control.

2.2
Coordination of Benefits.  A Covered Executive who is party to an individual agreement with CIGNA that provides severance benefits and who qualifies for severance benefits under both the agreement and this Plan shall receive the greater of the severance benefits provided under the agreement or this Plan, but not both.

ARTICLE 3
Benefits

3.1	Separation Upon a Change of Control. CIGNA shall pay severance pay and other payments and benefits to a Separated Participant in accordance with the provisions of this Article 3.

3.2	Basic Severance Pay. A Separated Participant’s Basic Severance Pay shall be calculated and paid as follows:

(a)
Basic Severance Pay shall equal the Separated Participant’s base salary rate, stated in weekly terms, multiplied by 156 weeks for Covered Senior Executives and 104 weeks for all other Covered Executives.  The “base salary rate” shall be the Separated Participant's base salary rate immediately before the Separation Date or on the date of the Change of Control, whichever rate is higher.

(b)	CIGNA shall pay Basic Severance Pay to a Separated Participant in a single lump sum, less applicable withholding, in the seventh (7th) calendar month following the Separation Date.

3.3          Supplemental Severance Pay.

(a)	A Separated Participant’s Supplemental Severance Pay shall be the product of the Base Amount described in paragraph 3.3(b) and the applicable Multiplier described in paragraph 3.3(c).

(b)	The Base Amount shall be the higher of:

(1)	the last incentive compensation payment under the CIGNA Management Incentive Plan or the CIGNA Executive Incentive Plan actually received by the Separated Participant; or

(2)
the amount of the Target Award that was applicable to the Separated Participant immediately preceding the Change of Control.  “Target Award” means the target bonus award established by the Board or Committee or EVP, Human Resources and Services for determining appropriate levels of incentive compensation payments under the CIGNA Management Incentive Plan.

(c)	The Multiplier shall be:

(1)	300% for Covered Senior Executives; and

(2)	200% for all other Covered Executives.

(d)	CIGNA shall pay Supplemental Severance Pay to a Separated Participant in a single lump sum, less applicable withholding, in the seventh (7th) calendar month following the Separation Date.

3.4	Outplacement. During the six-month period beginning on a Participant’s Separation Date, CIGNA will provide the Separated Participant with reasonable outplacement services.

3.5	Excise Tax Gross-Up.

(a)
If a Separated Participant incurs any Excise Tax liability for any Severance Payments received from CIGNA, then CIGNA shall provide the Separated Participant with an Additional Payment in an amount such that the net amount retained by the Separated Participant, after deduction of any Excise Tax on the Severance Payments, and any Excise Tax and federal, state and local income and employment taxes upon the Additional Payment, and any penalties, interest, or additions to tax imposed with respect thereto (but excluding any tax under Section 409A of the Code providing for 20% penalties and interest) shall be equal to the Severance Payments.

CIGNA shall pay the Separated Participant any Additional Payment due by the end of the year following the year in which the Separated Participant remits the related taxes, including any penalties and interest, but no earlier than seven months after the Separation Date.

(b)
Notwithstanding the foregoing provisions of this Section 3.5, if it shall be determined that a Separated Participant is entitled to an Additional Payment, but the amount of Severance Payments to the Separated Participant exceeds the Payment Cap by less than 10% of the Payment Cap amount, then no Additional Payment shall be made to the Separated Participant and the amount of the Basic Severance Pay and the Supplemental Severance Pay payable to the Separated Participant shall be reduced by the lesser of (i) the amount necessary to reduce the Severance Payments payable to the Separated Participant to the Payment Cap, and (ii) the full amount of the Basic Severance Pay and the Supplemental Severance Pay payable to the Separated Participant.  Any reduction under clause (i), above, shall be made first from the Basic Severance Pay and then, if necessary, from the Supplemental Severance Pay.

3.6	Tax Computation. For purposes of determining whether a Separated Participant has any Excise Tax liability referred to in Section 3.5:

(a)
All Severance Payments to the Separated Participant shall be treated as Parachute Payments and all Excess Parachute Payments shall be treated as subject to the Excise Tax, except to the extent that tax counsel, selected by the public accounting firm that, immediately prior to the Change of Control, was CIGNA’s independent auditor (the “Accounting Firm”) and acceptable to the Separated Participant, renders a written opinion that all or any part of any Severance Payment does not constitute a Parachute Payment, or represents reasonable compensation for services actually rendered (within the meaning of Code Section 280G(b)(4)) in excess of the base amount (within the meaning of Code Section 280G(b)(3)), or is otherwise not subject to the Excise Tax;

(b)
The amount of Severance Payments to be treated as subject to the Excise Tax shall equal the lesser of (1) the total amount of Severance Payments or (2) the amount of Excess Parachute Payments (after applying paragraph 3.6(a) above); and

(c)	The value of any noncash benefits and any deferred payments or benefits shall be determined by the Accounting Firm in accordance with the principles of Code Sections 280G(d)(3) and (4).

3.7	Computation of Additional Payment. For purposes of determining the amount of any Additional Payment to a Separated Participant under Section 3.5 above:

(a)
If the Excise Tax subsequently determined to be owed by the Separated Participant is less than the amount that was the basis for any Additional Payments made under Section 3.5, then the Separated Participant shall repay to CIGNA, as soon as the amount of his or her Excise Tax liability has been finally determined, the amount of any excess Additional Payment, plus any interest received by or credited to the Separated Participant with respect thereto.

(b)
If the Excise Tax subsequently determined to be owed by the Separated Participant is more than the amount that was the basis for any Additional Payments made under Section 3.5, then CIGNA shall pay to the Separated Participant the additional amount (which shall be subject to verification by the Accounting Firm) required to provide the Separated Participant with the correct total Additional Payment.  Payment of this additional amount will be made by the end of the year following the year in which such additional taxes, including any penalties and interest, are remitted, but no earlier than seven months after the Separated Participant’s Separation Date.

3.8
Post-Separation Insurance Coverage.  CIGNA shall provide a Separated Participant with continued Basic Life Insurance Plan coverage at CIGNA's expense for the 12-month period starting on the first day of the month following Participant’s Separation Date.

ARTICLE 4
Miscellaneous

4.1
Amendment; Termination.  This Plan may be amended, modified or terminated by the Board or Committee, in the sole and absolute discretion of either, at any time, prior to 6 months before a Change of Control.  For the period beginning 6 months before and ending two years following a Change of Control, no amendment, modification or termination that would adversely affect a Covered Executive in any manner may be made without the express written consent of that Covered Executive.

4.2
Compliance with Code Section 409A.  It is intended that the Plan comply with the requirements of Code Section 409A, and the Plan shall be so administered and interpreted.  The Board or Committee may make any changes required to conform the Plan with applicable Code provisions and regulations relating to deferral of compensation under Code Section 409A.

4.3	Interpretation. All statutory or regulatory references in this Plan shall include successor provisions.

4.4	Claims Procedure.

(a)
Filing a Claim for Benefits.  This paragraph 4.4(a) shall apply to any claim for a benefit under the Plan.  A Separated Participant or Beneficiary or an authorized representative of a Participant or Beneficiary (“Claimant”) shall notify the Administrator or its delegate of a claim for benefits under the Plan.  Such request may be in any form adequate to give reasonable notice to the Administrator or its delegate and shall set forth the basis of such claim and shall authorize the Administrator or its delegate to conduct such examinations as may be necessary to determine the validity of the claim and to take such steps as may be necessary to facilitate the payment of any benefits to which the Claimant may be entitled under the Plan.  The Administrator shall make all determinations as to the right of any person to a benefit under the Plan.

If the Administrator requires more than 90 days to process a claim because of special circumstances, an extension may be obtained by notifying the Claimant within 90 days of the date the claim was submitted that a decision on the claim will be delayed, what circumstances have caused the delay, and when a decision can be expected.  The extension period shall not exceed an additional 90 days;  provided, however, that in the event the Claimant fails to submit information necessary to decide a claim, such period shall be tolled from the date on which the extension notice is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

(b)
Denial of Claim.  If the Administrator denies in whole or in part any claim for benefits under the Plan by any Claimant, the Administrator shall, within a reasonable period, furnish the Claimant with written or electronic notice of the denial.  The notice of the denial shall set forth, in a manner calculated to be understood by the Claimant:

(1)	The specific reason or reasons for the denial;

(2)	Specific reference to the pertinent Plan provisions on which the denial is based;

(3)	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)
A description of the Plan's review procedures and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (ERISA), following an adverse benefit determination on review.

(c)
Appeals Procedure.  This paragraph 4.4(c) shall apply to all appeals of denied claims under the Plan.  A Claimant may request a review of a denied claim.  Such request shall be made in writing and shall be presented to the Administrator not more than 60 days after receipt by the Claimant of written or electronic notice of the denial of the claim.  The Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits.  The Claimant shall also have the opportunity to submit comments, documents, records, and other information relating to the claim for benefits, and the Administrator shall take into account all such information submitted without regard to whether such information was submitted or considered in the initial benefit determination. The Administrator shall make its decision on review not later than 60 days after receipt of the Claimant's request for review, unless special circumstances require an extension of time, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review;  provided, however, in the event the Claimant fails to submit information necessary to make a benefit determination on review, such period shall be tolled from the date on which the extension notice is sent to the Claimant until the date on which the Claimant responds to the request for additional information.  The decision on review shall be written or electronic and, in the case of an adverse determination, shall include specific reasons for the decision, in a manner calculated to be understood by the Claimant, and specific references to the pertinent Plan provisions on which the decision is based.  The decision on review shall also include (i) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, or other information relevant to the Claimant's claim for benefits; and (ii) a statement describing any voluntary appeal procedures offered by the Plan, and a statement of the Claimant's right to bring an action under ERISA Section 502(a).

(d)
The Plan’s claims procedure shall be administered in accordance with the applicable regulations of the U.S. Department of Labor.  For purposes of this Section 4.4, the Administrator shall be a person or group of persons appointed by the senior human resources officer of CIGNA Corporation.  The Administrator shall have the authority to make rules and regulations for the Plan, interpret its terms and resolve appeals and disputes.  The Administrator has the sole discretion to determine whether any Separated Participant is eligible for benefits and the amount of any such benefits, as well as to interpret any Plan provisions, including ambiguous and disputed terms.  The Administrator's determinations and interpretations, including determinations of fact, shall be final and binding on all parties.

(e)
A Claimant shall have no right to bring any action in any court regarding a claim for benefits under the Plan prior to the Claimant’s filing a claim for benefits and exhausting the Claimant’s rights to review under this Section 4.4 in accordance with the time frames set forth herein.

4.5
Controlling Law.  This Plan shall be construed and enforced according to the laws of the Commonwealth of Pennsylvania, without regard to Pennsylvania conflict of laws rules, to the extent not preempted by federal law, which shall otherwise control.

4.6           Effective Date.  This Plan shall be effective July 22, 2008.

END OF DOCUMENT